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EXHIBIT 10.85

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made and entered into this 16th day of May, 2003 (the "Effective Date") by and between Mirant Corporation (hereinafter "Mirant"), and Harvey A. Wagner (hereinafter "Wagner").

W I T N E S S E T H:

        WHEREAS, Mirant desires to secure the services of Wagner as an executive of Mirant; and

        WHEREAS, Wagner desires to be employed by Mirant in this capacity; and

        WHEREAS, Mirant and Wagner wish to enter into this Employment Agreement setting forth the terms and conditions of such employment,

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

        1.    Employment Duties.

          (a)   Mirant hereby agrees to employ Wagner as its Executive Vice President and Chief Financial Officer, and Wagner hereby agrees to accept such employment upon the conditions set forth in this Agreement. Wagner will have the powers, duties, and responsibilities from time to time assigned to him by Mirant's Board of Directors (the "Board") or its Chief Executive Officer, and Wagner will report directly to the Chief Executive Officer of Mirant.

          (b)   During the term of this Agreement, Wagner agrees to be a full-time employee of Mirant and devote his full and exclusive business time, energy and skill to the business and affairs of Mirant. He shall perform all of his duties properly and faithfully in the best interest of Mirant and will not intentionally become involved in any personal matters which adversely affect or reflect on Mirant. Wagner may (i) engage in community, charitable, and educational activities, (ii) manage personal investments, and (iii) serve on those corporate boards or committees that he disclosed to Mirant as of the Effective Date of this Agreement, provided that such activities do not materially conflict or interfere with the performance of Wagner's obligations under this Agreement.

        2.    Term.    The term of this Agreement is for three years from January 1, 2003. At the end of the term of this Agreement, if it has not been terminated earlier pursuant to Section 5, Wagner will become an at-will employee of Mirant.

        3.    Compensation.

          (a)    Salary.    At the commencement of this Agreement, Mirant shall pay Wagner a salary of $425,000 per year, minus normal withholdings, paid in equal bimonthly installments. Mirant shall evaluate the compensation provided to Wagner on an annual basis and shall make such adjustments as Mirant deems appropriate, with the understanding that Wagner's salary will not be reduced during the term of this Agreement without his consent.

          (b)    Bonus.    Mirant shall provide Wagner with a target bonus (the "2003 Target Bonus") during his first year of employment of at least 65% of base salary minus normal withholdings, provided that Wagner shall be eligible to receive a bonus up to two times the 2003 Target Bonus. Thereafter, in subsequent years of this Agreement, the terms of his target bonus (the "Bonus") will be tied to the same goals as those of other Senior Mirant Executives; provided, however, that (i) the target for the Bonus shall be at least 65% of Wagner's then current base salary, and (ii) Wagner shall be eligible to receive a bonus up to two times the Bonus.

          (c)   Mirant will reimburse Wagner for all reasonable expenditures incurred by Wagner in the course of his employment or in promoting the interests of Mirant, consistent with Mirant's requirements that supporting documentation be provided, including expenditures for

  (i) transportation, lodging, and meals during overnight business trips, (ii) business meals and entertainment, (iii) supplies and business equipment, (iv) long-distance telephone calls and cell phone usage, and (v) membership dues for business and professional associations, publications, the Buckhead Club, and any other association of which Wagner becomes a member in connection with the performance of his duties.

          (d)   Mirant will provide Wagner with a membership at a country club of his choice and will pay all dues required to maintain such membership.

          (e)   Mirant will reimburse Wagner for the reasonable costs of the preparation of his annual federal and state tax returns in an amount not to exceed $3,000.

          (f)    Mirant will reimburse Wagner for the reasonable costs of Executive Financial Planning services provided by vendors approved by Mirant in an amount not to exceed $20,000 per year.

          (g)   Mirant will reimburse Wagner for the reasonable costs of legal services relating to estate and financial planning; provided, however, that the cost of such services shall not exceed $6,000 for every five (5) year period.

          (h)   Mirant will reimburse Wagner for the reasonable monthly and/or annual costs associated with Wagner's home security system in an amount not to exceed $1,500 per year.

        4.    Benefits.

          Employee Benefits.

          (a)   Wagner shall be entitled, during the term of this Agreement, to participate in all employee benefit programs maintained by Mirant for the benefit of its employees, including benefits available to senior officers of Mirant and/or Mirant's Management Council, according to the terms of such plans.

          (b)   Wagner will be entitled to four (4) weeks paid vacation annually. Consistent with Mirant's vacation policy, unused vacation time not exceeding 40 hours will accumulate and carry over to subsequent years. Any unused vacation at the date of termination of this Agreement for any reason will be paid to Wagner at the time of termination.

          (c)   Notwithstanding anything else contained in this Agreement, after termination or expiration of Wagner's employment for any reason other than Cause (as defined in Section 5B below), Wagner will, for an eighteen (18) month period from the date of termination, be entitled to remain on any medical, health, dental, on the same basis as during his employment (including payment by Mirant of the costs and expenses associated with such programs on the same terms as when Wagner was employed with Mirant). In meeting its obligations under this provision, Mirant and Executive will take all actions which may be necessary or appropriate to comply with criteria set forth by Mirant's insurance carriers and other program providers.

        5.    Termination of Employment.

          (a)    Death or Disability.    In the event of Wagner's death or total disability, this Agreement shall terminate immediately. Wagner shall be deemed totally disabled if he is eligible to receive long-term disability benefits under Mirant's then existing long-term disability Plan. In the event of his death or disability, Wagner or his estate will be entitled to such benefits, if any, as are provided under the terms of various Mirant health insurance, life insurance, pension and disability Plans.

          (b)    Termination for Cause.    Mirant may terminate this Agreement and Wagner's employment immediately hereunder for: 1) any nonapproved absence from work, unrelated to illness or physical incapacity, in excess of thirty (30) continuous days; 2) any acts or conduct by Wagner involving moral turpitude that could reasonably be expected to interfere with his ability to perform the functions of his job, results in injury to Mirant and has not been cured by Wagner within thirty (30) days after receipt by Wagner of written notice from Mirant of such conduct; 3) any material dishonesty in the performance of his duties as an employee of Mirant; that results in injury to Mirant and has not been cured by Wagner within thirty (30) days after receipt by Wagner of written notice from Mirant of such conduct 4) any willful or gross negligence by Wagner in complying with the terms of this Agreement or in performing his duties for Mirant that results in injury to Mirant; and has not been cured by Wagner within thirty (30) days after receipt by Wagner of written notice from Mirant of such conduct; 5) any material breach of this Agreement which has not been cured by Wagner within thirty (30) days after receipt by Wagner of written notice from Mirant of such breach; or 6) any unauthorized disclosure of confidential information regarding Mirant. In the event of a termination pursuant to this subparagraph (5(b)), Wagner will not be entitled to any further benefits or compensation under this Agreement except as provided for in this Agreement, to the extent mandated by law, or as otherwise agreed to at the time by Mirant and Wagner. Termination pursuant to this sub-paragraph 5(b) shall be deemed a termination for Cause.

          (c)    Termination by Mirant by Notice.    Mirant shall have the additional right to terminate this Agreement and Wagner's employment without Cause by giving Wagner written notice of termination. Such termination shall be effective immediately upon receipt of notice by Wagner. In the event of a termination pursuant to this subsection, Wagner will be entitled to a lump sum payment (the "Separation Payment"), minus required withholdings, equal to the number of whole and partial months remaining in the term of this Agreement at the time of notice, multiplied by the Separation Payment Multiplier; provided, however, that the Separation Payment shall be equal to at least twelve times the Separation Payment Multiplier (the "Minimum Separation Payment"). The Separation Payment Multiplier represents Wagner's monthly base salary plus target incentive at the time of initial employment, which, as of the Effective Date, totals $58,437.50. The Separation Pay Multiplier will increase if Wagner's base salary increases during the term of this Agreement and, therefore, the Minimum Separation Payment will increase as well.

          (d)    Termination by Wagner for Good Reason.    Wagner may resign for Good Reason on thirty (30) days written notice to Mirant, provided he previously notified Mirant of an action forming the basis for "Good Reason" as set forth below and Mirant failed to cure such action within thirty (30) days of receiving such notice. In the event of a termination pursuant to this subsection, Wagner will be entitled to the Separation Payment set forth in paragraph 5(c) above, subject to the terms set forth in paragraph 5(c) above. However, due to the extent that Executive terminates his employment with Mirant for "Good Reason" under the terms of the Change of Control Agreement between him and Mirant, then any benefits pursuant to this subsection will be offset against benefits in the Change of Control Agreement so that Executive will not be entitled to payments under both Agreements for a "Good Reason" termination. For purposes of this Agreement, "Good Reason" shall exist if Mirant, without Wagner's written consent, (A) takes any action which is inconsistent with, or results in the reduction of, Wagner's then current title, duties or responsibilities, (B) requires Wagner to report to any person other than the Chief Executive Officer, (C) reduces Wagner's then current base salary, (D) reduces the benefits to which Wagner is entitled on the Effective Date, unless a similar reduction is made for other executive employees, (E) commits a breach of this Agreement which is not remedied by Mirant within thirty (30) days of receiving written notice by Wagner of such breach, or (F) requires Wagner to relocate more than fifty (50) miles from the location of Mirant's offices on the Effective Date.

          (e)    Termination by Wagner for Other than Good Reason.    Wagner may resign for other than Good Reason on sixty (60) days written notice to Mirant. During such sixty (60) day notice period, Mirant may relieve Wagner of his duties, but this shall not relieve Mirant of its obligations to pay Wagner his entire salary for the entire notice period. At the conclusion of such notice period, he will not be entitled to any further compensation or benefits hereunder, other than previously accrued, vested benefits or as otherwise provided for in this Agreement.

        6.    Covenant Not To Solicit

          (a)    Non-Solicitation of Employees.    For a period of two years following the termination of Wagner's employment with Mirant, Wagner shall not solicit or attempt to solicit, directly or indirectly by assisting others, any employees of Mirant in order to induce such employees to leave Mirant or become employed or affiliated with any other person, company or entity.

          (b)    Injunctive Relief.    Wagner acknowledges that the covenant not to solicit is a reasonable means of protecting and preserving Mirant's investment in its business and in Wagner's employment. Wagner agrees that any breach of this covenant will result in irreparable damage and injury to Mirant and that Mirant will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

          (c)    Enforceability of Covenant.    Mirant and Wagner agree that Wagner's obligation under the covenant not to solicit is separate and distinct from other provisions of this Agreement, and the failure or alleged failure of Mirant to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of these covenants not to compete and not to solicit. The parties also agree that the covenant not to solicit survives the expiration or termination of this Agreement.

        7.    Nondisclosure of Trade Secrets and Confidential Information.

          (a)    Trade Secrets Defined.    As used in this Agreement, the term "Trade Secret" shall mean any and all information which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Such information shall include, but not be limited to, any customer lists, customer billing information, technical information regarding Mirant products sold by Mirant, sales techniques and information concerning personnel assignments, and matters concerning the financial affairs and management of Mirant.

          (b)    Nondisclosure of Trade Secrets.    Throughout the term of this Agreement and at all times following the expiration or termination of this Agreement, Wagner shall not directly or indirectly transmit or disclose any trade secret of Mirant to any person, concern or entity. The obligations under this sub-paragraph 7(b) shall remain in effect as long as the information constitutes a trade secret under applicable law.

          (c)    Confidential Information Defined.    As used in this Agreement, the term "Confidential Information" shall mean all information that does not rise to the level of a trade secret and that is not generally disclosed or known to persons not employed by Mirant.

          (d)    Nondisclosure of Confidential Information.    Throughout the term of Wagner's employment with Mirant and for a period of two years following the termination of Wagner's employment with Mirant, Wagner shall not, either directly or indirectly, transmit or disclose any confidential information to any person, concern or entity except as necessary to perform Wagner's duties under this Agreement or otherwise with the consent of Mirant.

          (e)    Injunctive Relief.    Wagner acknowledges that these nondisclosure covenants are a reasonable means of protecting and preserving Mirant's interests in the confidentiality of this information. Wagner agrees that any breach of these covenants will result in irreparable damage and injury to Mirant and that Mirant will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

          (f)    Enforceability of Covenants.    Mirant and Wagner agree that Wagner's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and the failure or alleged failure of Mirant to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these nondisclosure covenants. The parties also agree that the nondisclosure covenants survive the expiration or termination of this Agreement.

        8.    Miscellaneous.

          (a)    Litigation Costs.    Notwithstanding anything else contained in this Agreement, if, for any reason whatsoever, Mirant terminates Wagner's employment during the term of this Agreement, then Mirant will reimburse Wagner for all reasonable costs and expenses incurred by him (including attorneys' fees, court costs, and the costs of paralegal and other legal or investigative support personnel) connected with investigating, preparing, defending, or appealing any negotiations, litigation, or similar proceeding arising out of this Agreement, whether commenced or threatened. Such reimbursement will be subject to a cap of $250,000 except in the event that an actual lawsuit is filed and Wagner prevails in such litigation by way of a jury verdict or final court order in his favor, in which event, there will be no cap on the amount of litigation costs which he may recover from the Company. Such reimbursements will be paid in advance of the final disposition of such negotiation, litigation, or similar proceeding within ten (10) days after Wagner submits requests for reimbursement along with supporting invoices.

          (b)    Reimbursement.    Mirant will reimburse Wagner for all costs, including attorneys' fees, Wagner incurs in connection with the preparation and/or negotiation of this Agreement.

          (c)    Waiver.    The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          (d)    Severability.    The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          (e)    Assignment and Successors.    This Agreement may be assigned by Mirant without Wagner's consent to an affiliated entity of Mirant, including one of Mirant's affiliates, any survivor entity or other successor in interest, but no such assignment shall relieve Mirant of its full responsibilities hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their respective legal representatives and successors in interest.

          (f)    Entire Agreement.    This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements.

          (g)    Governing Law.    This Agreement shall be governed by the laws of the State of Georgia.

          (h)    Notice.    Whenever any notice is required, it shall be given in writing addressed as follows:

To Mirant:	Mirant Corporation 1155 Perimeter Center West Atlanta, Georgia 30338-5416 Attention: Chief Executive Officer
To Wagner:	Harvey A. Wagner 2500 Peachtree Road, N.W. Unit 310 North Atlanta, Georgia 30305

        Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this paragraph.

          (i)    Amendments.    This Agreement may not be amended or modified except in writing signed by both Parties.

          (j)    Counterparts.    This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto having duly executed and delivered this Employment Agreement as of the date first written above.

MIRANT CORPORATION
By:	/s/ VANCE BOOKER [SEAL]
/s/ HARVEY A. WAGNER [SEAL] Harvey A. Wagner
/s/ CANDACE GILES Witness

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  EXHIBIT 10.85
EMPLOYMENT AGREEMENT